Exhibit 10.15

WYETH

PERFORMANCE SHARE AWARD AGREEMENT

UNDER THE WYETH 2005 AMENDED

AND RESTATED STOCK INCENTIVE PLAN

DATE OF GRANT NUMBER OF SHARES SUBJECT TO TARGET AWARD: [####]

Name

Address 1

Address 2

The Company hereby awards you a performance share award consisting of stock units (the “Units”) representing shares of Common Stock in the amount set forth above (the “Target Award”). The Units are subject to the terms and restrictions set forth in the Plan and this Agreement. Each Unit corresponds to one share of Common Stock. Upon the full or partial satisfaction by the Company of certain performance criteria described in Paragraph 3, the Units shall be converted into shares of Common Stock on the terms and conditions set forth herein. Capitalized words not otherwise defined in the text of this Agreement or in Paragraph 10 shall have the same meanings as in the Plan.

By signing this Agreement (or otherwise acknowledging, as instructed, your agreement thereto), you acknowledge and agree that:

•	You have received a copy of the Plan.

•	You have read and understand the terms of the Plan and this Agreement.

•

You understand and agree that the Committee has the right to reduce, without your consent, through the exercise of Negative Discretion, the amount of the award earned by you hereunder, and it is anticipated that the Committee will exercise such Negative Discretion with respect to the amount of such final award.

•

The Committee has the right, without your consent, to amend or modify the terms of this Agreement, to the extent necessary to avoid adverse or unintended tax consequences to you under Section 409A. Such amendments or modifications may limit or eliminate certain rights otherwise available to you under the Plan and/or this Agreement.

1. No Stockholder Rights Until Issuance of Shares. No shares of Common Stock represented by the Units will be earmarked for you or your account, and you will not have any of the rights of a stockholder with respect to such shares until such time as the shares are issued to you in accordance with the terms of this Agreement.

2. No Transfer of Units. You may not sell, transfer, assign, pledge or otherwise encumber or dispose of the Units granted hereunder.

3. Conversion to Common Stock.

(a) General Rule. The Committee shall establish the EPS Target for the Performance Year and the corresponding Performance Grid within the 90-day period beginning on January 1st of the Performance Year. Subject to the Committee’s exercise of Negative Discretion, the award to you pursuant to this Agreement shall be based upon the Company’s EPS for the Performance Year and the payment amounts specified in the Performance Grid (up to a maximum of 200% of the Target Award); provided, however, that, subject to the exercise of Negative Discretion, you shall earn 25% of the Target Award if the Company has positive Consolidated Earnings for the Performance Year. At a meeting of the Committee to be held within the 90-day period following the end of the Performance Year, the Committee shall (i) certify for purposes of this Agreement the Company’s EPS, if any, for the Performance Year and determine whether the Company has achieved positive Consolidated Earnings for the Performance Year and (ii) exercise any Negative Discretion with respect to the amount earned by you hereunder. Subject to your applicable Deferral Election or Re-Deferral Election, as the case may be, the percentage of Units earned by you hereunder after the exercise of Negative Discretion shall be converted, as of the Conversion Date, into Common Stock, and all rights with respect to any remaining portion of the Units hereunder shall be forfeited and surrendered to the Company. Notwithstanding anything in this Agreement to the contrary, upon your forfeiture, for any reason, of all rights to the Units granted hereunder, such Units shall, for all purposes of the Plan and this Agreement, be deemed terminated and without further force or effect as of the date of such forfeiture.

(b) Rounding. The number of Units settled in accordance with the calculations described in Paragraph 3(a) shall be rounded to the nearest whole number.

4. Deferral Elections and Re-Deferral Elections.

(a) Deferral Elections. You are eligible to make a Deferral Election to defer the issuance to you of the shares of Common Stock otherwise issuable to you as of the Conversion Date, subject to the limitation on Deferral Elections set forth in Paragraph 5(d). To make a Deferral Election, you must complete an election form approved by the Committee that conforms to the terms of the attached ANNEX A, and return or otherwise submit such form to the Record Keeper as soon as possible after the date hereof, but in no event later than the date that is thirty (30) days following the Date of Grant indicated above or such earlier date as may be required by applicable law and communicated to you by the Committee. All Deferral Elections must comply with the applicable procedures established by the Committee from time to time. If you make such a Deferral Election (or a Re-Deferral Election pursuant to Paragraph 4(b)), then, as of the Conversion Date, the following shall apply: (i) the Units that would have been earned as of the Conversion Date (after application of Negative Discretion) shall be cancelled; (ii) in exchange for such cancelled Units, you will have a future right to receive a number of shares of Common Stock equal to the number of Units so cancelled, subject to Paragraph 5(d); and (iii) as of the Conversion Date, the Company shall contribute to the Restricted Stock Trust, subject to Paragraph 5(d), the number of shares of Common Stock equal to the number of Units cancelled, which shares shall be used to satisfy the Company’s payment obligations to you under your

Deferral Election and this Agreement, and such shares shall be issued to you as of the Payment Date(s) specified in your Deferral Election or Re-Deferral Election, as the case may be, subject to Paragraphs 6, 7, 8 or 12. Notwithstanding anything in this Paragraph 4(a) to the contrary, if the Committee determines that a Deferral Election is not made within the timeframe required by this Paragraph 4(a) or, as of the last date for submitting such election, is not permitted under this Agreement, such election shall be null and void and the shares (if any) issuable to you under this Agreement will be issued as of the Conversion Date.

(b) Re-Deferral Elections. You may, in accordance with procedures established from time to time by the Committee, also make a Re-Deferral Election with respect to the shares of Common Stock earned or eligible to be earned by you under this Agreement, even if you do not make a Deferral Election pursuant to Paragraph 4(a), subject to the limitation on Re-Deferral Elections set forth in Paragraph 5(d). Any such Re-Deferral Election (i) must be in accordance with the provisions of Section 409A (as reasonably interpreted by the Committee), (ii) must be made in writing (unless otherwise instructed by the Company) and received by the Record Keeper at least 12 months prior to the Payment Date then in effect, as previously specified in your Deferral Election (or prior Re-Deferral Election), or established under the terms of this Agreement or, if a Deferral Election or a prior Re-Deferral Election is not in effect, at least 12 months prior to the Conversion Date and (iii) must delay issuance of the shares of Common Stock otherwise issuable to you under this Agreement for a period of not less than five years from such Payment Date or, if a Deferral Election or a prior Re-Deferral Election is not in effect, five years from the Conversion Date, as the case may be. To the extent that a Payment Date is delayed pursuant to Paragraph 7(a)(i)(B), (C) or (D), the one-year period referenced in clause (ii) and the five-year period referenced in clause (iii) of this Paragraph 4(b) shall be measured from the Conversion Date. Notwithstanding anything in this Agreement to the contrary, (A) a Re-Deferral Election will be permitted or honored solely to the extent that it is timely and conforms to this Agreement and (B) issuance of amounts subject to an applicable Re-Deferral Election shall not occur prior to the Payment Date(s) set forth in your Re-Deferral Election unless issuance as of an earlier date would not cause you to incur adverse or unintended tax consequences under Section 409A.

(c) New Elections in 2007 and 2008. Notwithstanding anything in Paragraph 4(a) to the contrary and subject to the limitation on Deferral Elections set forth in Paragraph 5(d), if you made a Deferral Election in accordance with Paragraph 4(a), then during calendar years 2007 and 2008 you will be permitted to make a new election with respect to the Payment Date and form for issuance (Short-Term Payout or Retirement Benefit, as described in ANNEX A) of the shares of Common Stock underlying this Agreement; provided, however, that you shall not be permitted to elect a new Payment Date that is any earlier than the Conversion Date. To make an election pursuant to this Paragraph 4(c) you must complete the applicable election form and return or otherwise submit such form to the Record Keeper by no later than December 31, 2007 (for elections made in 2007) and December 31, 2008 (for elections made in 2008), which are the dates on which such elections become irrevocable. Your election must comply with the applicable procedures established by the Committee from time to time. An election made pursuant to this Paragraph 4(c) shall be considered a Deferral Election for purposes of this Agreement.

(d) Timing of Elections. Any election pursuant to Paragraph 4(a) or 4(c) shall be in accordance with the Applicable Transition Relief.

5. Issuance and Delivery of Shares of Common Stock; Withholding.

(a) Method of Issuance; Time of Delivery; Stockholder Rights. All shares of Common Stock, if any, earned by you under this Agreement (after application of Negative Discretion) that are to be issued to you as of such Payment Date shall be delivered either through book-entry form as a credit to an account maintained in your name or through the issuance of a stock certificate representing such shares of Common Stock free of any restrictive legend, other than as may be required by applicable securities laws. Upon such issuance, you shall be the record owner of such shares and shall be entitled to all of the rights of a stockholder of the Company, including the right to vote and the right to receive dividends.

(b) No Deferral Election. If you do not make a Deferral Election or Re-Deferral Election, the shares of Common Stock to be issued to you pursuant to this Agreement shall be issued to you, if earned, as of the Conversion Date, subject to Paragraphs 6, 7 or 12, and delivered to you in a lump sum as soon as practicable after the Conversion Date.

(c) Deferral Election. If you make a Deferral Election or Re-Deferral Election, the shares of Common Stock to be issued to you pursuant to this Agreement shall be issued to you, if earned, as of the Payment Date(s) specified in such Deferral Election or Re-Deferral Election, subject to Paragraphs 6, 7, 8 or 12, and delivered to you as soon as practicable after the Payment Date(s).

(d) Amounts to Be Withheld.

(i) FICA Tax Withholding. As of the Conversion Date, the Company shall issue in your name and retain a sufficient number of shares of Common Stock earned under this Agreement to satisfy the (A) withholding obligation imposed on the Company with respect to Medicare and Social Security taxes due on the total number of shares of Common Stock earned under this Agreement and (B) the Company’s minimum federal, state, local and foreign income tax withholding obligations in respect of the income attributable to the shares issued to satisfy Medicare and Social Security taxes.

(ii) Income Tax and Administrative Fee Withholding. The number of shares of Common Stock that shall be issued to you and delivered (either directly from the Company pursuant to this Paragraph 5 or from the Restricted Stock Trust) as of the Payment Date(s) shall be (A) the number of such shares that would have been issued as of the Payment Date in the absence of this Paragraph 5(d) minus (B) the number of shares of Common Stock necessary to satisfy (I) the minimum federal, state, local and foreign income tax withholding obligations that are imposed on the Company by applicable law in respect of the issuance of shares of Common Stock as of the Payment Date(s), (II) the shares issued in your name pursuant to Paragraph 5(d)(i), (III) with respect to a U.S. Expatriate, the minimum federal, state and local tax withholding obligations pursuant to clauses (B)(I) and (B)(II) of this Paragraph 5(d)(ii) that would have been imposed on the Company as of the Payment Date(s) if the Participant were not a U.S. Expatriate, and (IV) the Administrative Fee determined in accordance with ANNEX B.

(iii) Fractional Amount. Notwithstanding anything in this Agreement to the contrary, to the extent the number of shares of Common Stock to be issued pursuant to Paragraph 5(d)(i) and/or Paragraph 5(d)(ii)(B), as the case may be, does not equal a whole number of shares, the Company shall increase the number of shares issued for purposes of Paragraph 5(d)(i) and/or Paragraph 5(d)(ii)(B), as the case may be, to the next whole number of shares. The Fractional Amount shall not be subject to the Deferral Election or Re-Deferral Election, if any, you made pursuant to Paragraph 4 and shall be (x) reported as ordinary income for the calendar year in which such shares are issued and (y) remitted by the Company to the taxing authorities on your behalf to be applied to federal, state, local and foreign withholding obligations imposed on the Company with respect to compensation paid to you during the calendar year(s) in which such shares are issued.

(iv) Valuation. The value of the shares referred to in this Paragraph 5(d) shall be determined, for the purposes of satisfying the obligations set forth in this Paragraph 5(d) and determining your income related to such award, on the basis of the closing market per-share price for the Common Stock as reported on the Consolidated Transaction Reporting System on the trading day immediately preceding the designated date of issuance or as otherwise determined in Paragraph 8, or on such other reasonable basis for determining fair market value as the Committee may from time to time adopt.

(e) Compliance with Section 409A. Notwithstanding anything in this Agreement to the contrary, to the extent that the shares of Common Stock, if any, issuable to you under this Agreement (i) constitute a deferral of compensation within the meaning of Section 409A, (ii) are to be issued in connection with your Separation from Service (for any reason other than death) during the period beginning on your Separation from Service and ending on the six month anniversary of such date and (iii) at the time of such Separation from Service, you are a Specified Employee, then such issuance shall be delayed until the first day of the month following the six month anniversary of your Separation from Service.

6. Separation from Service Other than by Reason of Retirement, Disability or Death; Forfeiture; Default Payment.

(a) Prior to Conversion Date. If you incur a Separation from Service prior to the Conversion Date for any reason other than Retirement, Disability or death, you shall forfeit all rights to all Units granted hereunder.

(b) On or After Conversion Date. If you incur a Separation from Service on or after the Conversion Date for any reason other than Retirement, Disability or death, the shares that are earned under this Agreement, but have not then been issued to you, shall be issued to you in accordance with Paragraph 5 as of the Payment Date(s) specified below:

(i) No Deferral/Re-Deferral Election. If you did not make a Deferral Election or Re-Deferral Election, as the case may be, the shares of Common Stock shall be issued in a lump sum as of the Conversion Date.

(ii) Deferral/Re-Deferral Election. If you made a Deferral Election or Re-Deferral Election with respect to the shares earned under this Agreement, the shares subject to your Deferral Election or Re-Deferral Election, as the case may be, that are earned but have not then been issued to you shall be issued to you, in accordance with Paragraph 5, in a lump sum as of the tenth day of the month following the date of such Separation from Service, regardless of the Payment Date(s) specified in your Deferral Election or Re-Deferral Election.

7. Separation from Service by Reason of Retirement, Disability or Death.

(a) Prior to Conversion Date.

(i) Issuance of Shares. If you incur a Separation from Service prior to the Conversion Date (A) by reason of Retirement, Disability or death and (B) as of the date of such Separation from Service, you have been in the continuous employment of the Company or one or more of its Affiliates for the two-year period ending on the date of such Separation from Service, the Units granted hereunder shall remain outstanding and shall be settled in accordance with Paragraph 3 and the shares of Common Stock in settlement of such Units, if earned, shall be issued in accordance with Paragraph 5 as of the Payment Date(s) specified below:

(A) No Deferral/Re-Deferral Election. If you did not make a Deferral Election or Re-Deferral Election, as the case may be, with respect to such shares, subject to Paragraph 7(a)(iii), the shares of Common Stock shall be issued to you, your legal representative or other person designated by an appropriate court as entitled to take receipt thereof or your Beneficiary, as the case may be, in a lump sum as of the Conversion Date.

(B) Deferral/Re-Deferral Election—Retirement. If you made a Deferral Election or Re-Deferral Election, as the case may be, with respect to such shares and the Separation from Service is by reason of Retirement, the shares subject to such Deferral Election or Re-Deferral Election shall be issued to you, subject to Paragraph 7(a)(iii), in the form elected by you in the Deferral Election or Re-Deferral Election, as the case may be, as of the later of (x) the Payment Date(s) specified in your Deferral Election or Re-Deferral Election, subject to Paragraph 5(i) of ANNEX A, and (y) the Conversion Date.

(C) Deferral/Re-Deferral Election—Disability; Death. Notwithstanding anything in this Paragraph 7(a) to the contrary, if (x) (I) your Separation from Service is by reason of your Disability or death or (II) after your Separation from Service by reason of Retirement, you die and (y) you have shares of Common Stock subject to a Deferral Election or Re-Deferral Election, as the case may be, that have not then been issued to you, such shares shall be issued to you, your legal representative or other person designated by an appropriate court as entitled to take receipt thereof, or your Beneficiary, as the case may be, in a lump sum as of the Conversion Date, regardless of the Payment Date(s) specified in your Deferral Election or Re-Deferral Election.

(ii) Continuous Employment Requirement. Notwithstanding anything in this Paragraph 7 to the contrary, if you incur a Separation from Service prior to the Conversion Date (A) by reason of Retirement, Disability or death and (B) as of the date of your Separation from Service, you have not been in the continuous employment of the Company or one or more of its Affiliates for the two-year period ending on such Separation from Service, you shall forfeit all rights to all Units granted hereunder as of the date of such Separation from Service.

(iii) Forfeiture Due to Conduct. Notwithstanding anything in this Agreement to the contrary, if you incur a Separation from Service prior to the Conversion Date by reason of Retirement and following such Separation from Service but prior to the Conversion Date you: (A) become or serve as an officer, director, partner or employee of any individual, proprietorship, partnership or corporation or the owner of a business, or a member of a partnership which conducts a business in competition with the Company as determined by the Committee or its designee or (B) engage in deliberate action which, as determined by the Committee or its designee, causes substantial harm to the interest of the Company, you shall forfeit all rights to all Units granted hereunder.

(b) On or After Conversion Date.

(i) No Deferral/Re-Deferral Election. If you did not make a Deferral Election or Re-Deferral Election with respect to such shares and you incur a Separation from Service on or after the Conversion Date by reason of Retirement, Disability or death, such shares of Common Stock, if earned, shall be issued to you, your legal representative or other person designated by an appropriate court as entitled to take receipt thereof or your Beneficiary, as the case may be, in a lump sum as of the Conversion Date.

(ii) Deferral/Re-Deferral Election—Retirement. If you incur a Separation from Service on or after the Conversion Date by reason of Retirement and you have shares of Common Stock subject to a Deferral Election or Re-Deferral Election, as the case may be, that have not then been issued to you, such shares, if earned, shall be issued to you, in accordance with Paragraph 5, as of the Payment Dates(s) specified in your Deferral Election or Re-Deferral Election, subject to Paragraph 5(i) of ANNEX A.

(iii) Deferral/Re-Deferral Election—Disability; Death. Notwithstanding anything in this Paragraph 7(b) to the contrary, if (A) (I) your Separation from Service is by reason of your Disability or death or (II) after your Separation from Service by reason of Retirement, you die and (B) you have shares of Common Stock subject to a Deferral Election or Re-Deferral Election, as the case may be, that have not then been issued to you, such shares, if earned, shall be issued to you, your legal representative or other person designated by an appropriate court as entitled to take receipt thereof, or your Beneficiary, as the case may be, in accordance with Paragraph 5, in a lump sum as of the tenth day of the month following the date of such Separation from Service or your death, regardless of the Payment Date(s) specified in your Deferral Election or Re-Deferral Election.

8. Distribution in the Event of Financial Hardship.

(a) Requirements. If the issuance of shares of Common Stock has been deferred by you pursuant to a Deferral Election or Re-Deferral Election, as the case may be, and such shares have not then been issued to you, you may submit a written request for an accelerated issuance of such shares in the event you experience an Unforeseeable Financial Emergency. The Hardship Committee shall evaluate any such request as soon as practicable in accordance with Section 409A. If the Hardship Committee determines in its sole discretion that you are experiencing such an Unforeseeable Financial Emergency, the Hardship Committee shall direct the Company to issue to you, as soon as practicable following such determination, such number of shares of Common Stock held for your account in the Restricted Stock Trust, provided that the value of such shares of Common Stock does not exceed the amount reasonably necessary to satisfy the Unforeseeable Financial Emergency and any federal, state, local and foreign income taxes or penalties reasonably anticipated as a result of such issuance of shares. A distribution on account of an Unforeseeable Financial Emergency shall not be made to the extent to which such Unforeseeable Financial Emergency is, or may be, relieved through reimbursement or compensation by insurance or otherwise or by liquidation of your assets to the extent the liquidation of such assets would not itself cause severe financial hardship. The Hardship Committee’s determination shall not take into account amounts available to you from a qualified plan or other non-qualified deferred compensation plan in which you participate.

(b) Distribution Procedures. For purposes of this Paragraph 8, the value of the shares of Common Stock shall be calculated based on the closing market per-share price for the Common Stock as reported on the Consolidated Transaction Reporting System on the trading day immediately preceding the designated date of issuance or on such other reasonable basis for determining fair market value as the Hardship Committee may from time to time adopt. You must provide adequate documentation to the Hardship Committee in order to be eligible for the issuance of shares to confirm the amount needed to satisfy the costs related to the Unforeseeable Financial Emergency and the taxes payable on the release of such shares. If you have elected, pursuant to Paragraph 4, to receive the shares of Common Stock subject to this Agreement in the form of installments, the number of shares issued to you due to the Unforeseeable Financial Emergency pursuant to this Paragraph 8 shall be deducted from the remaining installments to be issued to you starting with the last in time of such installments scheduled to be issued.

9. Miscellaneous. This Agreement may not be amended except in writing. Neither the existence of the Plan and this Agreement nor the Target Award granted hereby shall create any right to continue to be employed by the Company or its Affiliates, and your employment shall continue to be at will and terminable at will by the Company. In the event of a conflict between this Agreement and the Plan, the Plan shall govern; provided, however, that nothing in this Paragraph 9 shall be construed as requiring that any such conflict be resolved in a manner that the Company determines would be inconsistent with Section 409A or would result in adverse or unintended tax consequences to you under Section 409A. To the extent that the Committee or the Hardship Committee is authorized to make a determination under this Agreement, all such determinations shall be in the sole discretion of the Committee, the Hardship Committee or their respective delegates.

10. Definitions and Rules of Construction.

(a) Definitions. The following terms have the meanings set forth below:

“Applicable Transition Relief” means the following transition guidance, as applicable, with respect to the application of Section 409A: (i) I.R.S. Notice 2005-1, I.R.B. 274 (published as modified on January 6, 2005), (ii) Section XI.C. of the preamble to the proposed Treasury Regulations under Section 409A (70 F.R. 57930; October 4, 2005), (iii) I.R.S. Notice 2006-79, I.R.B. 2006-43, and (iv) I.R.S. Notice 2007-86, I.R.B. 2007-46.

“Agreement” means this Performance Share Award Agreement under the Plan, including each annex attached hereto, which shall replace any other Performance Share Award Agreements that were previously delivered to you with a Date of Grant that is the same as the Date of Grant indicated on the first page of this Agreement.

“Beneficiary” means one or more individuals or entities (including a trust or estate) designated by you to receive, in the event of your death, any shares of Common Stock earned and issuable to you pursuant to this Agreement. You may change your Beneficiary by submitting the appropriate form, as determined by the Committee, to the Record Keeper. The last such form submitted prior to your death with respect to the amounts awarded pursuant to this Agreement received by the Record Keeper shall supersede any prior such form submitted. In the event of your death, the Record Keeper shall attempt to locate your Beneficiary in the order presented on the appropriate Beneficiary designation form by taking one or more of the following actions: first, sending a letter by certified mail to the address of the Beneficiary indicated on the Beneficiary designation form, second, using the letter-forwarding service offered by the Internal Revenue Service or the Federal Social Security Administration and third, taking any other action that the Committee deems appropriate. If 90 days after the last such action taken by the Record Keeper, the Record Keeper has not located your Beneficiary, or if you have no Beneficiary (whether due to the death of your Beneficiary or your failure to properly designate your Beneficiary on the appropriate form), your Beneficiary shall be your estate for purposes of issuing the shares of Common Stock due to you under this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rulings, regulations and other guidance thereunder.

“Committee” means the Compensation and Benefits Committee of the Board of Directors of the Company. Any action that the Committee is required or permitted to take hereunder may be undertaken by any person to whom the Committee delegated authority to take such action, and any action by a delegate of the Committee shall, for all purposes hereof, constitute an act of the Committee.

“Common Stock” means the common stock of the Company, par value $0.33 1/3 per share.

“Company” means Wyeth.

“Consolidated Earnings” means the consolidated net income for the Performance Year, (i) adjusted to omit the effects of unusual and infrequent items, all as shown on the audited financial statements of the Company, as determined in accordance with accounting principles generally accepted in the United States, and (ii) subject to such additional adjustments as the Committee in its discretion shall specify within the 90-day period beginning January 1st of the Performance Year.

“Conversion Date” means the date during the 90-day period following the end of the Performance Year on which the Committee makes the determination set forth in Paragraph 3(a); provided, however, that for purposes of Paragraph 4(b), the Conversion Date shall be deemed to mean January 1, 2010.

“Deferral Election” means your one-time irrevocable deferral election made in accordance with the terms of Paragraph 4(a) to defer receipt of all of the shares of Common Stock otherwise issuable to you as of the Conversion Date.

“Disability” means a disability for purposes of (i) a long-term disability plan maintained by the Company in which you participate or (ii) Social Security Disability Insurance (SSDI), as determined by the Social Security Administration.

“EPS” means the earnings or net income per share of common stock of the Company for the Performance Year, (i) adjusted to omit the effects of unusual and infrequent items, all as shown on the audited financial statements of the Company, as determined in accordance with accounting principles generally accepted in the United States, and (ii) subject to such additional adjustments as the Committee in its discretion shall specify within the 90-day period beginning January 1st of the Performance Year.

“EPS Target” shall be the EPS target amount established by the Committee at a meeting to be held within the 90-day period beginning January 1st of the Performance Year.

“Exchange Act” means the Securities Exchange Act of 1934 (as amended from time to time) and the rules and regulations promulgated thereunder.

“Fractional Amount” means the cash amount equal to the difference between the value of the number of whole shares of Common Stock issued pursuant to Paragraph (5)(d)(i) and/or Paragraph (5)(d)(ii)(B), as the case may be, and the value of the number of whole and fractional shares of Common Stock required to be issued pursuant to Paragraph (5)(d)(i) and/or Paragraph (5)(d)(ii)(B), as the case may be. For purposes of this definition, the value of the shares of Common Stock shall be determined in accordance with Paragraph 5(d)(iv).

“Hardship Committee” means the individual or individuals designated by the Committee to make all determinations under Paragraph 8. Any action that the Hardship Committee is required or permitted to take hereunder may be undertaken by any person to whom the Hardship Committee delegated authority to take such action, and any action by a delegate of the Hardship Committee shall, for all purposes hereof, constitute an act of the Hardship Committee.

“Negative Discretion” means the right and ability of the Committee in its sole and absolute discretion to reduce the award payable to you under this Agreement from the amount of the award otherwise payable to you hereunder based on the Company’s actual performance for the Performance Year. The Committee shall exercise such Negative Discretion within the 90-day period beginning on January 1, 2010 based upon such subjective or objective factors as shall be selected by the Committee for this purpose.

“Payment Date” means the date as of which shares of Common Stock are issued to you in accordance with the terms of this Agreement and any applicable Deferral Election and Re-Deferral Election made by you in accordance with the terms hereof.

“Performance Grid” shall be the performance grid established by the Committee at a meeting to be held within the 90-day period beginning January 1st of the Performance Year, which shall plot the different payout percentage levels at various EPS Targets achieved.

“Performance Year” shall mean 2009.

“Plan” means the plan identified on the first page of this Agreement, as the same may be amended from time to time. The terms of the Plan constitute a part of this Agreement.

“Record Keeper” means the person or persons identified from time to time by the Committee to be responsible for the day-to-day administration of the Plan.

“Re-Deferral Election” means an election made in accordance with Section 409A to delay the payment of all shares of Common Stock issuable to you pursuant to your Deferral Election or as otherwise described in Paragraph 4(b).

“Restricted Stock Trust” means the trust fund established under the Trust Agreement to accommodate the deferral of issuance of shares of Common Stock represented by Units (and any dividends paid thereon) as provided in Paragraph 4, which trust fund is subject to the claims of the Company’s general creditors under federal and state law in the event of insolvency of the Company as described in the Trust Agreement.

“Retirement” means, for purposes of this Agreement, your (a) attainment of age 65 or (b) attainment of age 55 with 5 or more years of service, determined in accordance with the service crediting method set forth in the Wyeth Retirement Plan – United States or in effect as of January 1, 2007.

“Section 409A” means Section 409A of the Code.

“Separation from Service” means a separation from service with the Company and its Affiliates for purposes of Section 409A, determined using the default provisions set forth in Treasury Regulation Section 1.409A-1(h) or the successor regulation thereto. Notwithstanding the foregoing, if a Participant would otherwise incur a Separation from Service in connection with a sale of assets of the Company, the Company shall retain the discretion with respect to the shares of Common Stock, if any, earned hereunder to determine whether a Separation from Service has occurred in accordance with Treasury Regulation Section 1.409A-1(h)(4) or the successor regulation thereto. For this purpose, Affiliate means any corporation included in a controlled group of corporations (within the meaning of Section 414(b) of the Code) that includes the Company and any trade or business (whether or not incorporated) under common control with the Company (within the meaning of Section 414(c) of the Code), determined in accordance with the default provisions set forth in the applicable provisions of Section 409A.

“Specified Employee” means (a) each “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code, who meets the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the regulations thereunder and disregarding Section 416(i)(5) of the Code) any time during the 12 month period ending on December 31st of a calendar year and (b) to the extent not otherwise included in (a) hereof, each of the top-100 paid individuals (based on taxable wages as reported in Box 1 of Form W-2 for the 12 month period ending on December 31st of such calendar year plus amounts that would be included in wages for such 12 month period but for pre-tax deferrals to a tax-favored retirement plan or cafeteria plan or for qualified transportation benefits) who performed services for the Company at any time during the 12 month period ending on December 31st of such calendar year. A Participant shall be treated as a “Specified Employee” for the 12 month period beginning on April 1st of the calendar year following the calendar year for which the determination under clause (a) or (b) of this definition is made.

“Trust Agreement” means the Restricted Stock Trust Agreement, dated as of April 20, 1994, as amended, or any successor agreement thereto.

“Unforeseeable Financial Emergency” means a severe financial hardship to you resulting from (a) an illness or accident of you, your spouse, your Beneficiary or any of your dependents (as defined in Section 152 of the Code, without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B) of the Code), (b) a loss of your property by reason of casualty (including the need to rebuild your home following damage to your home not otherwise covered by insurance) or (c) such other extraordinary and unforeseeable financial circumstances, arising as a result of events beyond your control. The definition of Unforeseeable Financial Emergency and the procedures related to payments in connection therewith shall comply with the applicable provisions of Section 409A as reasonably construed by the Hardship Committee.

“U.S. Expatriate” means a Participant who is a U.S. taxpayer temporarily working outside of the United States and who is subject to a tax equalization agreement authorizing the Company to withhold federal, state and local income taxes from any payment under this Agreement.

(b) Rules of Construction. All references to Paragraphs refer to paragraphs in this Agreement. The titles to Paragraphs in this Agreement are for convenience of reference only and, in case of any conflict, the text of this Agreement, rather than such titles, shall control.

11. Compliance with Laws.

(a) General Rule. This Agreement shall be governed by the laws of the State of Delaware and any applicable laws of the United States. Notwithstanding anything herein to the contrary, the Company shall not be obligated to issue any Units or shares of Common Stock of the Company represented thereby pursuant to this Agreement unless and until the Company is advised by its counsel that the issuance of such shares through book-entry form by a credit to an account maintained on your behalf, or through a stock certificate representing such shares, is in compliance with all applicable laws and regulations of governmental authority; provided, however, that any action or inaction by the Company pursuant to this Paragraph 11(a) with respect to issuance of Units or shares shall be in accordance with Paragraph 11(c). The Company shall in no event be obliged to register any securities pursuant to the Securities Act of

1933 (as amended from time to time) or to take any other action in order to cause the issuance of such shares through book-entry form by a credit to an account maintained on your behalf, or through a stock certificate representing such shares, to comply with any such law or regulation.

(b) Reservation of Rights. The Committee shall have the discretionary right (i) to amend, modify, cancel or rescind, without your consent, any of the terms and conditions of this Agreement to comply with any applicable law, regulation, ruling or other regulatory guidance and (ii) to amend or terminate the Plan, in each case, solely to the extent that the Committee determines, in its discretion, that any such action can be effected without the imposition on you or any other person of adverse or unintended tax consequences under Section 409A. The Committee shall not have the right to accelerate or delay the issuance of any shares of Common Stock earned under this Agreement, unless the Committee determines, in its discretion, that any such acceleration or delay can be effected without the imposition on you or any other person of adverse or unintended tax consequences under Section 409A.

(c) Section 16. If you are subject to Section 16 of the Exchange Act, transactions under the Plan and this Agreement are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the Plan or this Agreement or action by the Committee involving you is deemed not to comply with an applicable condition of Rule 16b-3 or its successor under the Exchange Act or other applicable law (including, without limitation, other federal securities laws), issuance of such shares shall be delayed in a manner that will not result in the imposition on any person of adverse or unexpected tax consequences under Section 409A. In the event of such delay, the shares shall be issued as of the earliest date the Committee reasonably anticipates that such issuance will not cause such violation. In the event the Plan or this Agreement does not include a provision required by Rule 16b-3 to be stated therein, such provision (other than one relating to eligibility requirements or the price and amount of awards as applicable) shall be deemed automatically to be incorporated by reference into the Plan and/or this Agreement insofar as you are concerned, with such incorporation to be deemed effective as of the effective date of such Rule 16b-3 provision.

12. Change of Control.

(a) Vesting. Upon a Change of Control, 80% of your Units shall fully vest and 20% of your Units shall forfeit without further consideration to you. You hereby acknowledge and agree that for all purposes of the 1998 and 2006 change in control severance agreements entered into by and between you and the Company (as amended) and any subsequent replacement agreement therefor, including, without limitation, the calculation of “Stock Option Value” under the 1998 agreement, this award shall be deemed to be an award of 80% of the Target Award.

(b) No Deferral of Compensation. If, as of a Change of Control, your Units do not constitute, either in whole or in part, a deferral of compensation for purposes of Section 409A, then upon such Change of Control, the shares of Common Stock in settlement of such Units shall be issued, except as otherwise provided in Paragraph 12(d), to you, your legal representative or other person designated by an appropriate court as entitled to take receipt thereof or your Beneficiary, as the case may be, in accordance with Paragraph 5, in a lump sum.

(c) Deferral of Compensation. If, as of a Change of Control, your Units constitute, either in whole or in part, a deferral of compensation for purposes of Section 409A or have been cancelled, in whole or in part, pursuant to Paragraph 4(a) or 12(a), then, solely to the extent that such Change of Control is a change of control event within the meaning of the applicable default provisions set forth in Treasury Regulation Section 1.409A-3(i)(5) (or the successor regulation thereto), the Committee may, in its discretion, terminate the Plan in accordance with Section 409A and, except as otherwise provided in Paragraph 12(d), and without regard to any Deferral Election or Re-Deferral Election, issue in a lump sum to you, your legal representative or other person designated by an appropriate court as entitled to take receipt thereof or your Beneficiary, as the case may be, in accordance with Paragraph 5, the shares of Common Stock then issuable to you pursuant to this Paragraph 12(c); provided, that, such issuance shall be at a time and in a manner that will not result in the imposition on you of adverse or unintended tax consequences under Section 409A.

(d) Cash in Lieu of Shares. In lieu of shares of Common Stock issuable pursuant to Paragraphs 12(b) and 12(c), as the case may be, the Committee may, in its sole discretion, distribute to you an amount, in cash, equal to the value of such shares determined in accordance with Plan provisions. Such amount shall be paid at the time specified in Paragraphs 12(b) and 12(c), as the case may be.

13. Effect of Acknowledgement. You must acknowledge receipt of this Agreement as soon as reasonably practicable by using the applicable procedure established by the Committee for such purpose.

WYETH

By:
Treasurer

ACCEPTED AND AGREED TO:

Name (Please Print)

Signature

ANNEX A

TERMS AND CONDITIONS OF DEFERRAL ELECTIONS

AND RE-DEFERRAL ELECTIONS

Any Deferral Elections are subject to Paragraph 4(a) of this Agreement and the terms and conditions set forth in this ANNEX A. Capitalized terms not defined in this ANNEX A have the same meanings as in this Agreement.

1.	Your Deferral Election applies to all shares of Common Stock earned and issuable under this Agreement and must be made on an election form that conforms to this ANNEX A. Your Deferral Election must be submitted to the Record Keeper as soon as possible and by no later than 30 days from the date of this Agreement or such shorter period as may be required by Section 409A and communicated to you by the Record Keeper.

2.	Once your completed election form has been submitted in accordance with this Agreement and this ANNEX A, your Deferral Election will be irrevocable.

3.	If you elect to make a Deferral Election, you must select either a Short-Term Payout or a Retirement Benefit, as described below. Unless otherwise provided in this Agreement, all of the shares of Common Stock earned and issuable under this Agreement will be issued as of such Payment Date(s) and delivered to you as soon as practicable thereafter. You cannot elect both a Short-Term Payout and a Retirement Benefit Payout.

a.	A Short-Term Payout is a lump-sum distribution of all such shares of Common Stock issued as of the Payment Date you select, which can be no earlier than the tenth day of the month following the month in which occurs the date that is three and no more than fifteen years after the Conversion Date. Additionally, the Payment Date for your Short-Term Payout can be no later than the end of the calendar year in which you attain age 80.

b.	A Retirement Benefit is a distribution of all such shares of Common Stock in the form of either a lump sum or annual installments (over 3 to 15 years) issued as of the tenth day of the month following the month of your Retirement or a later date that is one or more years after your Retirement. Installments will be treated as a single payment form. You must elect a Payment Date that will result in all shares earned and issuable under this Agreement being issued to you no later than the end of the calendar year in which you attain age 80. If your payment election would result in the issuance of shares to you following the calendar year in which you attain age 80, any earned and unissued shares otherwise scheduled pursuant to your election to be issued to you after the year in which you attain age 80 will be issued to you on the scheduled payment date for the year in which you attain age 80.

4.	You may make a Re-Deferral Election subject to the following terms and conditions:

a.	If you do not make a Deferral Election in accordance with Paragraph 4(a), you may make a Re-Deferral Election at any time before the date that is 12 months prior to the date in which the Units vest; or

b.	If you have a Deferral Election or a Re-Deferral Election in effect and later wish to further defer issuance of the shares of Common Stock (if any) issuable to you under this Agreement, you may make a Re-Deferral Election at any time before the date that is 12 months prior to the earlier of (i) the Payment Date you elected in your Deferral Election or Re-Deferral Election (or, if you had elected to receive the shares of Common Stock as a Retirement Benefit paid in installments, 12 months before the date the first installment is scheduled to be paid) and (ii) the Payment Date that would apply under the terms of this Agreement.

Except as otherwise provided in Paragraph 6 (circumstances under which the Units are forfeited), your Units vest as of the earlier of the date on which (i) the Conversion Date occurs and (ii) there is a Change in Control. In all cases, your Re-Deferral Election must defer issuance of the shares of Common Stock for a period of not less than five years from the Payment Date then in effect under your Deferral Election or Re-Deferral Election (if any) or the Payment Date established under this Agreement and must comply with Paragraph 4(b). Further, your Re-Deferral Election will not take effect until at least 12 months after the date on which such election is made.

5.	The following additional rules apply to Deferral Elections and Re-Deferral Elections:

c.	Your Deferral Election or Re-Deferral Election, as the case may be, will not be given effect if you incur a Separation from Service by reason of your Disability or death.

d.	If you make a Deferral Election or Re-Deferral Election to receive the shares earned and issuable to you under this Agreement as a Retirement Benefit issued in installments, each installment after the first installment will be paid on the first day of the month following the anniversary of your Retirement.

e.	If you make a Deferral Election or Re-Deferral Election to receive the shares earned and issuable to you under this Agreement as a Retirement Benefit issued in installments, and the first installment is delayed pursuant to Paragraph 5(e) because you are a Specified Employee, such installment shall be issued as of the first day of the month following the six month anniversary of your Separation from Service. The second installment shall be issued as of the first day of the month following the first anniversary of your Separation from Service and each subsequent installment shall be issued as of the first day of the month following the anniversary of your Separation from Service.

f.	If you make a Deferral Election or Re-Deferral Election to receive the shares earned and issuable to you under this Agreement in a Short-Term Payout, you may make a subsequent Re-Deferral Election to the extent permitted by Paragraph 4(b) with respect to such shares, as long as you are an active employee of the Company or its Affiliates at the time of such subsequent Re-Deferral Election.

g.	If you make a Deferral Election or Re-Deferral Election to receive the shares earned and issuable to you under this Agreement as a Retirement Benefit, you may make a subsequent Re-Deferral Election to the extent permitted by Paragraph 4(b) of this Agreement and Paragraph 5 of this ANNEX A with respect to such shares, as long as (x) issuance of the shares subject to your Deferral Election or prior Re-Deferral Election has not commenced at the time of such subsequent Re-Deferral Election and (y) if, prior to such subsequent Re-Deferral Election, you incurred a Separation from Service, it was by reason of Retirement.

h.	If you make a Deferral Election or Re-Deferral Election to receive a Retirement Benefit and incur a Separation from Service by reason of Retirement prior to the Conversion Date and have been, as of the date of such Separation from Service, in the continuous employment of the Company or one or more of its subsidiaries for at least two consecutive years, the shares of Common Stock earned and issuable under this Agreement subject to your Deferral Election or Re-Deferral Election will be issued in the form (installments or lump sum) elected by you in the Deferral Election or Re-Deferral Election, as the case may be and, subject to Paragraph 5(e), as of the later of (A) the Payment Date(s) specified in your Deferral Election or Re-Deferral Election, as the case may be, and (B) the Conversion Date.

i.	If you make a Deferral Election to receive the shares earned and issuable to you under this Agreement as a Retirement Benefit issued in annual installments and later wish to make a Re-Deferral Election pursuant to Paragraph 4(b), your Re-Deferral Election must be made not less than 12 months prior to the Payment Date then in effect applicable to the first installment as specified in your Deferral Election (or prior Re-Deferral Election) and defer issuance for at least five years from such Payment Date.

j.	In all cases, your Deferral Election and Re-Deferral Election (if any) will become irrevocable on the latest date on which such election may be made, as set forth in Paragraph 4 of this Agreement and Paragraph 5 of this ANNEX A.

k.	Notwithstanding anything in this Agreement to the contrary, for purposes of Paragraphs 7(a)(i)(B) and 7(b)(ii), if the Payment Date(s) specified in your Deferral Election or Re-Deferral Election is the first day of the month following your Retirement, then the shares of Common Stock, issuable to you under this Agreement, shall be issued as of the tenth day of the month following the month in which you incur a Separation from Service by reason of your Retirement.

ANNEX B

ADMINISTRATIVE FEE

Wyeth PSA

# Shares Earned	Fee
1,001 +	$75
501-1,000	$40
101-500	$20
70-100	$5

B-1